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                                                                    Exhibit 99.3

                                                           FOR IMMEDIATE RELEASE


                       YAHOO! COMPLETES GEOCITIES ACQUISITION;
                             ANNOUNCES INTEGRATION PLANS

                  COMPANIES MERGE TO CREATE LARGEST ONLINE COMMUNITY


     SANTA CLARA, CALIF. - MAY 28, 1999 - Yahoo! Inc. (Nasdaq: YHOO) today announced it has completed its acquisition of GeoCities, the Web's leader in personal publishing tools and communities. The acquisition accelerates Yahoo!'s global leadership position and leverages the strengths of two of the most popular and heavily-used services on the Web to deliver a superior community experience. Yahoo! also announced its plans to integrate GeoCities' popular personal publishing tools and neighborhoods with Yahoo!'s community-building tools, content and services, and universal registration process. Yahoo! plans to begin rolling out these new services over the next few weeks.

     "We have moved aggressively to complete the GeoCities transaction, secure the company's key talent to continue to build our community efforts, and provide our combined customers with an expanded set of services," said Jeff Mallett,
president and chief operating officer, Yahoo!.   "The combination of GeoCities
and Yahoo! will result in enhanced publishing tools and community services for our 60 million users worldwide, and further strengthens Yahoo!'s global leadership position."

ENHANCED, COMBINED YAHOO! GEOCITIES COMMUNITIES AND TOOLS
     The combination of GeoCities' personal publishing tools and neighborhoods with Yahoo!'s community-building tools, content and services is expected to expand the Yahoo! platform for user-generated content. The company said it will continue to expand the large and growing Yahoo! GeoCities neighborhoods. The integration of GeoCities' publishing tools with Yahoo!'s global Web platform will significantly expand the publishing options for users and provide for enhanced searching and archiving of user-generated content on the Web.

     GeoCities' proven, scalable personal publishing tools will be integrated into Yahoo!'s consumer publishing areas, including auctions, chat, message boards and classifieds. In addition, the home page building service will be integrated throughout popular areas of the large Yahoo! Clubs community in special-interest areas such as music, health and politics. Upon launch of the integrated community service, Yahoo! GeoCities users will have access to new, easy-to-use, click-and-drag publishing tools, enabling users with no knowledge of HTML to build home pages.

     The new, integrated community service will leverage Yahoo!'s universal registration process. GeoCities' 4.2 million homesteaders will automatically receive the benefits of Yahoo!'s personalized, registered services, including My Yahoo!, Yahoo! Mail, Yahoo! Shopping, Yahoo! Auctions, Yahoo! Chat, message boards, and more. In addition, homesteaders will be able to easily and quickly enhance their sites by adding popular Yahoo! services such as chat, message boards and Yahoo! Search to their home pages through a simple "drag-and-drop" process. Homesteaders also will be able to list their home page chat rooms in the Yahoo! Chat room directory, thus exposing their site to thousands of other online users. Following the introduction of the integrated community service, Yahoo! plans to enable homesteaders to add dynamic content aggregated by Yahoo! to their home pages, including sports scores, weather, news stories, auction information, portfolios, and more.

                                       - MORE -

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      YAHOO! COMPLETES GEOCITIES ACQUISITION; ANNOUNCES INTEGRATION PLANS/PAGE 2


KEY GEOCITIES EMPLOYEES AND MANAGEMENT JOIN YAHOO! TO EXTEND WEB'S LEADING COMMUNITY
     Approximately 100 key GeoCities employees will be integrated into the new, combined entity and will join Yahoo! to enhance and extend the broader Yahoo! GeoCities community services. Since 1994, GeoCities' team has defined and pioneered the Web community experience. Their expertise, combined with Yahoo!'s team, positions the new entity to continue delivering the Web's strongest community. In addition, Tom Evans, president and CEO of GeoCities, and Steve Hansen, chief operating officer and chief financial officer of GeoCities have also joined Yahoo!. Tom Evans has been named vice president of Industry Relations responsible for working with Yahoo!'s senior sales executives and key industry associations. Steve Hansen will serve as vice president of Yahoo! GeoCities Operations and will oversee the GeoCities transition. David Bohnett, GeoCities' founder, will act as an outside community advisor to Yahoo!. GeoCities' employees will be integrated into Yahoo!'s headquarters in Santa Clara, Calif. and throughout its regional sales offices in the United States.

     The acquisition is being accounted for as a pooling of interests. Yahoo! will exchange approximately 21,545,000 shares of Yahoo! common stock for approximately 31,834,000 shares of GeoCities common stock. Additionally, Yahoo! will convert approximately 8,603,000 GeoCities stock options into approximately 5,822,000 Yahoo! stock options. Yahoo! expects to record a one-time charge of approximately $68 million in the second fiscal quarter of 1999 relating to the GeoCities acquisition and relocation expenses.

ABOUT YAHOO!
     Yahoo! Inc. (Nasdaq: YHOO) is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to 60 million users worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 18 world properties. Yahoo! has offices in Europe, the Asia Pacific, South America, Canada and the United States, and is headquartered in Santa Clara, Calif.

     This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K for the year ended Dec. 31, 1998, as amended, and Yahoo!'s quarterly report on Form 10-Q for the three months ended March 31, 1999 including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the Securities and Exchange Commission. In addition, information about this transaction is included in the Proxy Statement/Prospectus on Form S-4/A filed with the Securities and Exchange Commission (http://www.sec.gov) on April 29, 1999.

                                        # # #

         Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
            All other names are trademarks and/or registered trademarks of their respective owners.

PRESS CONTACTS:
Blaise Simpson, NRW PR, (650) 827-7065, blaise@nrwpr.com
Diane Hunt, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com